MSS SERIES TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

PARVIN FUND MANAGEMENT, LLC

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) by and between MSS SERIES TRUST, an Ohio business trust (the “Trust”), on behalf of Parvin Hedged Equity Solari World Fund and Parvin Select Equity Solari World Fund, (each a “Fund” and collectively, the “Funds”) each a series of the Trust and Parvin Fund Management, LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of the December 30, 2020 (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit each Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average daily net assets, to the amounts listed in Appendix A (the "Annual Limit") for the time periods indicated.  In the event that the current Operating Expenses of a Fund, as accrued each month, exceed the Annual Limit, the Advisor will, as needed, waive its fees and pay to each Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of a Fund and including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, but does not include any acquired fund fees and expenses, interest expenses, dividend expenses on short sales, taxes, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement for three years from the date on which the waiver or reimbursement occurs, if such reimbursement can be achieved within the lesser of the Operating Expense Limitations listed in Appendix A or the expense limits in place at the time of recoupment. The Advisor’s right to receive such reimbursement shall survive the termination of either this Agreement or the Investment Advisory Agreement.

4. Term. This Agreement shall extend no less than one year and shall automatically renew on the effective date of the annual update to the Funds’ registration statement and annually from year to year on the effective date of each subsequent annual update to the Funds’ registration statement, until such time as the Adviser provides written notice of non-renewal to the Trust.  Such annual renewal will have the effect of extending this Agreement for an additional one-year term.  Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees, on behalf of each Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees. This Agreement will automatically terminate, with respect to each Fund listed in Appendix A if the Investment Advisory Agreement for each Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for each Fund.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MSS SERIES TRUST

                PARVIN FUND MANAGEMENT, LLC

By:

/s/ Gregory B. Getts

By:

/s/J. Steven Smith

Name:

Gregory B. Getts

Name:

 J. Steven Smith

Title:

President

Title:   Managing Director

Appendix A

 Fund Name

   Limitation

Parvin Select Equity Solari                     2.00%

World Fund

Parvin Hedged Equity Solari                  2.25%

World Fund

A-1